Pricing Supplement No. 51 dated February 24, 2005.             Filed pursuant to
(To Prospectus dated September 7, 2004 and Prospectus             Rule 424(b)(5)
Supplement dated September 7, 2004)                          File No. 333-112244
This Pricing Supplement consists of 6 pages.


                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                     FLOATING RATE SECURED MEDIUM-TERM NOTES
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2005-030

                     FLOATING RATE NOTES DUE MARCH 15, 2008

The description in this pricing supplement of the particular terms of the Floating Rate Secured Medium-Term Notes offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

INVESTING IN NOTES INVOLVES RISKS. SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PRICING SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

                        PROVISIONS RELATING TO THE NOTES
Principal Amount:              $25,000,000                       Type of Interest Rate:  [   ] Fixed  [X] Floating

Price to Public:               100 %                             If Fixed Rate Notes:    Interest Rate:

Net Proceeds to Trust:         $25,000,000                       If Floating Rate Notes: Initial Interest Rate: 4.01%

CUSIP Number:                  41659EAF4                         Base Rate:  [   ] CD Rate      [   ] Commercial Paper Rate
                                                                             [   ] CMT Rate     [   ] Federal Funds Rate
Agent's Discount:              0.00%                                         [   ] LIBOR        [   ] Treasury Rate
                                                                             [   ] Prime Rate   [X] Other (See Attached)
                                                                 If LIBOR:   [   ] LIBOR Reuters Page
Issuance Date:                 MARCH 3, 2005                                 [   ] LIBOR Telerate Page
                                                                             Designated LIBOR Currency
Stated Maturity Date:          MARCH 15, 2008                    If CMT Rate, Telerate Page:  [   ] 7051  [   ] 7052
                                                                     If 7052:  [   ] Weekly Average   [   ] Monthly Average
Initial Interest Payment Date: APRIL 15, 2005                        Designated CMT Maturity Index:
                                                                 Interest Reset Dates:     MONTHLY
Interest Payment Frequency:    MONTHLY                           Initial Interest Reset Date:  APRIL 15, 2005
                                                                 Index Maturity: N/A
Specified Currency:            U.S. DOLLARS                      Interest Rate Determination Dates: THE FIFTH BUSINESS DAY
                                                                                                    PRIOR TO EACH INTEREST
                                                                                                    RESET DATE.
Regular Record Dates:          15 DAYS PRIOR TO AN INTEREST      Spread:    +0.75 %     Spread Multiplier:   N/A
                               PAYMENT DATE.                     Maximum Interest Rate:    NONE.
                                                                 Minimum Interest Rate:    0.00%
Day Count Convention:          30/360                            Floating Rate/Fixed Rate Note:  [   ] Yes    [X] No.    If yes:
                                                                     Fixed Rate:  N/A

                                                                     Fixed Rate Commencement Date: N/A
Computation of Interest: SEE ATTACHED.                           Inverse Floating Rate Note [   ] Yes [X] No.  If yes,
                                                                     Fixed Interest Rate:  N/A
Authorized Denominations:  $1,000                                Sinking Fund:  NONE.

Optional Redemption:   Yes [  ] No [X]                           Calculation Agent: JPMORGAN CHASE BANK, N.A.
Optional Redemption Date:  N/A
                                                                 Exchange Rate Agent:  N/A

Initial Redemption Percentage:      N/A
Annual Percentage Reduction: N/A                                 Securities Exchange Listing: NONE.
Redemption may be:         [  ]  In whole only.
                           [  ]  In whole or in part.            Additional Amounts to be Paid:  [   ] Yes    [X] No

Optional Repayment:  [   ] Yes [X] No                            Discount Note:  [   ] Yes    [X] No   If Yes:
    Optional Repayment Dates:  N/A                               Total Amount of Discount:  N/A
                                                                     Yield to Maturity:
Amortizing Note: [   ] Yes (See attached)   [X] No
                                                                 Other Provisions Relating to the Notes:  SEE ATTACHED.
Agents:  LEHMAN BROTHERS INC.

Special Tax Considerations: INTEREST PAYABLE ON THE NOTES WILL BE TREATED AS "QUALIFIED STATED INTEREST" FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, AS IT MEETS THE SPECIFIED CRITERIA REFERENCED IN THE PROSPECTUS SUPPLEMENT UNDER THE HEADING "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS--U.S.
HOLDERS--INTEREST AND ORIGINAL ISSUE DISCOUNT".

                           INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:    HARTFORD LIFE INSURANCE           Type of Interest Rate:    [   ] Fixed    [X] Floating
                               COMPANY

Funding Agreement:             FA-405030                         If Fixed Rate Funding Agreement: Interest Rate:

Contract Payment:              $25,000,015                       If Floating Rate Funding Agreement:

Deposit Amount :               $25,000,015                       Initial Interest Rate: 4.01%
(if different from Contract Payment                              Base Rate:  [   ] CD Rate      [   ] Commercial Paper Rate
                                                                             [   ] CMT Rate     [   ] Federal Funds Rate
                                                                             [   ] LIBOR        [   ] Treasury Rate
                                                                             [   ] Prime Rate   [X] Other (See Attached)
                                                                 If LIBOR:   [   ] LIBOR Reuters Page
Effective Date:                MARCH 3, 2005                                 [   ] LIBOR Telerate Page
                                                                             Designated LIBOR Currency:
Stated Maturity Date:          MARCH 15, 2008                    If CMT Rate, Telerate Page: [   ] 7051   [   ] 7052
                                                                     If 7052:[   ] Weekly Average [   ] Monthly Average
Initial Interest Payment Date: APRIL 15, 2005                    Designated CMT Maturity Index:
                                                                 Interest Reset Frequency:    MONTHLY
Interest Payment Frequency:    MONTHLY.                          Initial Interest Reset Date: APRIL 15, 2005
                                                                 Index Maturity: N/A
Specified Currency:            U.S. DOLLARS                      Interest Rate Determination Date: THE FIFTH BUSINESS
                                                                                                   DAY PRIOR TO EACH
                                                                                                   INTEREST RESET DATE.
Day Count Convention:          30/360                            Spread:   +0.75%             Spread Multiplier: N/A
                                                                 Maximum Interest Rate:  NONE.
                                                                 Minimum Interest Rate:  0.00%.
                                                                 Floating Rate/Fixed Rate Funding Agreement:    [   ] Yes   [X] No

Computation of Interest:       SEE ATTACHED.                         If yes:    Fixed Rate: N/A
                                                                                Fixed Rate Commencement Date:  N/A
                                                                 Inverse Floating Rate Funding Agreement:  [   ] Yes    [X] No
Optional Redemption:  Yes [  ]    No [X]                             If yes:    Fixed Interest Rate: N/A
Optional Redemption Date:  N/A
     Initial Redemption Percentage: N/A                          Amortizing Funding Agreement:  [   ] Yes  (See attached)
     Annual Percentage Reduction:  N/A                                                          [X] No
     Redemption may be:   [    ]In whole only.
                          [    ]In whole or in part.             Discount Funding Agreement:  [   ] Yes      [X] No   If yes:
                                                                         Total Amount of Discount: N/A
Optional Repayment:  [   ] Yes      [X] No                               Yield to Maturity: N/A
    Optional Repayment Dates: N/A
                                                                 Additional Amounts to be Paid: [   ] Yes    [X] No
Other Provisions Relating to the Funding Agreement:  NONE.
                                                                 Special Tax Considerations:  NONE.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.

                    INFORMATION PERTAINING TO THE RATINGS OF
                       THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of March 3, 2005, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's: AA-             Moody's: AA3

The Moody's rating also extends to the Program under which the Notes are issued.


                             ADDITIONAL RISK FACTORS

         THE ACCOMPANYING PROSPECTUS AND THIS PRICING SUPPLEMENT DO NOT DESCRIBE ALL OF THE RISKS AND OTHER RAMIFICATIONS OF AN INVESTMENT IN THE NOTES. AN INVESTMENT IN NOTES LINKED TO THE CONSUMER PRICE INDEX ("CPI") ENTAILS SIGNIFICANT RISKS NOT ASSOCIATED WITH AN INVESTMENT IN A CONVENTIONAL FIXED RATE OR FLOATING RATE DEBT SECURITY. INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS ABOUT THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE NOTES AND THE SUITABILITY OF INVESTING IN THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND POSSIBLE SCENARIOS FOR ECONOMIC, INTEREST RATE AND OTHER FACTORS THAT MAY AFFECT THEIR INVESTMENT.

         YOUR INTEREST RATE IS BASED ON THE CPI.

         Your interest payments will be affected by changes in the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Bureau of Labor Statistics (the "CPI"). Such changes may be significant. Changes in the CPI are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

         HISTORICAL CHANGES TO THE CPI ARE NOT NECESSARILY INDICATIVE OF FUTURE CHANGES.

         Movements in the CPI that have occurred in the past are not necessarily indicative of changes that may occur in the future, which may be WIDER or MORE CONFINED than those that have occurred historically. The CPI is a measure of the average levels in consumer prices over time in a fixed market basket of goods and services. In calculating the CPI, price levels for the various items are averaged together with weights that represent their relative importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. Investors should not rely on any historical changes or trends in the CPI as an indicator of future changes in the CPI.

         DURING PERIODS OF LOW INFLATION OR DEFLATION, THE INTEREST RATE APPLICABLE TO THE NOTES COULD BE AS LOW AS 0.00%.

         During periods of reduced inflation, the amount of interest payable on the notes will decrease. In a period of deflation, the CPI Adjustment Rate (as defined below) would be negative. This could result in an interest rate below the Spread and as low as 0.00%.

         THE INTEREST RATE ON THE NOTES MAY BE LESS THAN THE RATE ON COMPARABLE FIXED OR FLOATING RATE DEBT SECURITIES.

         Because the long-term trend in CPI changes has been positive, the initial interest rate may be below what would be paid, as of a current date on comparable debt securities with a fixed or floating rate and similar maturity and credit quality to that of the notes. Even though the long-term trend in CPI changes has been positive, at any future date, the interest rate on the notes may be below what we would expect to pay as of such date if we issued non-callable senior debt securities with a fixed or floating rate and similar maturity to that of the notes.

         CHANGES IN THE CPI MAY NOT CORRELATE WITH CHANGES IN INTEREST RATE INDICES.

         Changes in the CPI may bear little or no relationship to changes in interest rate indices (such as those described in the Prospectus Supplement) that may be applicable to other floating rate notes. As a result, your interest rate may be below the interest rates payable on other otherwise comparable floating rate debt securities. In addition, the calculation of the CPI Adjustment Rate CPI incorporates an approximate four-month lag, which will affect the amount of interest payable on the notes and may have an impact on the trading prices of the notes, particularly in periods of significant and rapid changes in the CPI.

         THE CPI ITSELF AND THE WAY THE BUREAU OF LABOR STATISTICS CALCULATES THE CPI MAY CHANGE IN THE FUTURE.

         There can be no assurance that the Bureau of Labor Statistics will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payment with respect to the notes. Accordingly, the amount of interest, if any, payable on the notes, and therefore the value of the notes, may be significantly reduced. If the CPI is substantially altered, a substitute index may be employed to calculate the interest payable on the notes, as described below. That substitution may adversely affect the value of the notes.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                            INTEREST RATE ATTACHMENT

BASE RATE:

         The interest rate basis for the notes and the funding agreement is the CPI Adjustment Rate (as defined below) for each interest payment period, based on the percentage change in the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the "CPI"), published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor ("BLS"), and calculated as described in this pricing supplement. The CPI Adjustment Rate may be a positive or negative rate in any interest payment period. The CPI is a measure of the average levels in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price levels for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for the Notes is the 1982-1984 average.

HISTORICAL DATA ON THE CONSUMER PRICE INDEX

The table below sets forth the CPI as published by the BLS of the months listed. Historical fluctuations in the CPI are not necessarily indicative of future fluctuations, which may be greater or less than those that have occurred historically.

                                               LEVEL OF THE CONSUMER PRICE INDEX
                                       (as published by the Bureau of Labor Statistics)

           January   February   March    April   May    June    July    August    September   October    November    December
           --------- ---------- -------- ------- ------ ------- ------- --------- ----------- ---------- ----------- -----------
  2005      190.7

  2004      185.2      186.2     187.4   188.0   189.1  189.7   189.4    189.5      189.9       190.9      191.0       190.3

  2003      181.7      183.1     184.2   183.8   183.5  183.7   183.9    184.6      185.2       185.0      184.5       184.3

  2002      177.1      177.8     178.8   179.8   179.8  179.9   180.1    180.7      181.0       181.3      181.3       180.9

  2001      175.1      175.8     176.2   176.9   177.7  178.0   177.5    177.5      178.3       177.7      177.4       176.7

  2000      168.8      169.8     171.2   171.3   171.5  172.4   172.8    172.8      173.7       174.0      174.1       174.0

  1999      164.3      164.5     165.0   166.2   166.2  166.2   166.7    167.1      167.9       168.2      168.3       168.3

  1998      161.6      161.9     162.2   162.5   162.8  163.0   163.2    163.4      163.6       164.0      164.0       163.9


COMPUTATION OF INTEREST:
CALCULATION OF CPI ADJUSTMENT RATE: The CPI Adjustment Rate for each Interest Reset Period is determined as of each Interest Rate Determination Date using the following formula:

        (CPI(t)-CPI(t)-(12))/CPI(t)-(12) where:

        CPI(t) : Current Index Level of CPI (as defined below), as published on Bloomberg CPURNSA; and

        CPI(t)-(12): Index Level of CPI for the month 12 months prior to CPI(t).

All percentages resulting from any calculation on the notes will be rounded to the nearest one hundredth of a percentage point, with five one-thousandths of a percentage point rounded upwards, e.g., 9.876% (or .09876) would be rounded to 9.88% (or .0988).

CALCULATION OF INTEREST RATE: The CPI Adjustment Rate determined on an Interest Rate Determination Date is used to calculate the interest rate effective on the next Interest Reset Date. For all periods on and after the Initial Interest Reset Date, that interest rate is equal to the CPI Adjustment Rate plus the Spread indicated earlier in this pricing supplement.

CPI: CPI(t) for each Interest Payment Date is the CPI for the third calendar month prior to the applicable Interest Rate Determination Date, as published and reported in the calendar month immediately prior to such Interest Rate Determination Date. For example, if notes were outstanding for the period from and including November 15, 2004 to but excluding December 15, 2004, CPI(t) would be the CPI for August 2004, which was 189.5, and CPI(t)-(12) would be the CPI for August 2003, which was 184.6. The CPI for August 2004 was published by BLS and reported on Bloomberg CPURNSA in September 2004, and the CPI for August 2003 was published and reported in September 2003.

         If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on an Interest Rate Determination Date, but has otherwise been published by the BLS, the Calculation Agent will determine the CPI as published by the BLS for such month using such other source as on its face, and after consultation with us, appears to accurately set forth the CPI as published by the BLS. If the CPI has not been discontinued but has not been reported on Bloomberg CPURNSA or published by BLS for a particular month by 3:00 PM on an Interest Rate Determination Date, CPI for such date shall be the CPI for the immediately preceding Interest Rate Determination Date.

         In calculating CPI(t) and CPI(t)-(12) the Calculation Agent will use the most recently available value of the CPI for any month, determined as described above on the applicable Interest Rate Determination Date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPI(t) and CPI(t)-(12) used by the Calculation Agent on any Interest Rate Determination Date to determine the interest rate on the notes (an "Initial CPI") is subsequently revised by the BLS, the Calculation Agent will continue to use the Initial CPI, and the interest rate determined will not be revised. Provided however, that if such revision is made in order to correct a manifest error (as determined by the Calculation Agent), the Calculation Agent shall use the CPI as so corrected. If the CPI is rebased to a different year or period, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

         If, while the notes are outstanding, the CPI is discontinued or, if in the opinion of the BLS, as evidenced by a public release, and if concurred with by us, substantially altered, the applicable substitute index for the notes will be that chosen by the Secretary of the Treasury for the Department of Treasury's Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997). If no such securities are outstanding, the substitute index for the notes will be determined by the Calculation Agent after consultation with us in accordance with general market practice at the time, provided that the procedure for determining the resulting interest rate is administratively acceptable to the Calculation Agent.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]